UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2011

UNIVERSITY GENERAL HEALTH SYSTEM, INC.
(Formerly SeaBridge Freight Corp.)

Nevada	333-140567	71-0822436
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification Number)

7501 Fannin Street, Houston, Texas	77054
(Address of principal executive offices)	(Zip Code)

(713) 375-7100
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Amendment No. 1 is being filed to amend and supplement Item 9.01 of the Current Report on Form 8-K filed by University General Health System, Inc. (formerly Seabridge Freight, Corp.) (the “Company”) on April 1, 2011 (the “Original Form 8-K”) and to include the historical financial statements of University General Hospital, LP and University Hospital Systems, LLP.

Item 9.01. Financial Statements and Exhibit.

(a) Financial Statements of Businesses Acquired.

The audited financial statements of University General Hospital, LP and University Hospital Systems, LLP as of December 31, 2010 and 2009, and for the years then ended, are filed as Exhibit 99.1 to this Current Report on Form 8-K/A.

(b) Exhibit.

Exhibit No.	Description

99.1	Audited financial statements of University General Hospital, LP and University Hospital Systems, LLP as of December 31, 2010 and 2009, and for the years then ended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

University General Health System, Inc.

Date: June 13, 2011	By:	/s/ Hassan Chahadeh, M.D.
Name: Hassan Chahadeh, M.D.
Title: Chairman of the Board

Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of University General Hospital, LP and University Hospital Systems, LLP:

We have audited the accompanying combined balance sheets of University General Hospital, LP and University Hospital Systems, LLP (collectively, the “Partnership”) as of December 31, 2010 and 2009, and the related combined statements of operations, changes in partners’ capital (deficit), and cash flows for each of the two years in the period ended December 31, 2010. These combined financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly we express no opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements present fairly, in all material respects, the combined financial position of University General Hospital, LP and University Hospital Systems, LLP as of December 31, 2010 and 2009, and the combined results of their operations and their cash flows for each of the two years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

As more fully described in Note 11 of the combined financial statements, on March 28, 2011, SeaBridge Freight, Corp. (“SeaBridge”), a publicly reporting Nevada corporation, acquired the Partnership in exchange for the issuance of 232,000,000 shares of SeaBridge common stock, to the former partners of the Partnership. This acquisition was treated as a reverse merger of SeaBridge by the Partnership under business combination accounting rules.

/s/ UHY LLP

June 13, 2011
Houston, Texas

UNIVERSITY GENERAL HOSPITAL, LP and UNIVERSITY HOSPITAL SYSTEMS, LLP
Combined Balance Sheets

	December 31,
	2010	2009
ASSETS

Current Assets
Cash and cash equivalents	$2,291,754	$1,640
Accounts receivable, net	11,812,184	10,127,249
Inventories	1,765,735	1,225,240
Receivables from related parties	633,678	338,820
Prepaid expenses and other assets	52,790	25,008
Total Current Assets	16,556,141	11,717,957

Property and equipment, net	53,224,152	59,227,109
Other assets	266,603	256,603

Total Assets	$70,046,896	$71,201,669

LIABILITIES AND PARTNERS’ CAPITAL (DEFICIT)

Current Liabilities

Accounts payable	$14,823,508	$17,948,863
Payables to related parties	4,714,951	5,115,720
Accrued expenses	7,984,109	7,244,898
Payable to Internal Revenue Service	5,436,041	2,749,580
Notes payable, current portion	8,321,298	6,771,607
Notes payable to related parties, current portion	4,027,650	4,522,456
Capital lease obligations, current portion	11,591,999	12,204,086
Capital lease obligation to related party, current portion	137,076	64,321
Total Current Liabilities	57,036,632	56,621,531

Lines of credit	8,450,000	8,450,000
Notes payable, less current portion	5,487,939	7,566,430
Notes payable to related parties, less current portion	2,087,241	2,387,016
Capital lease obligations, less current portion	532,805	2,148,371
Capital lease obligation payable to related party, less current portion	31,042,859	31,179,934

Total Liabilities	104,637,476	108,353,282

Commitments and Contingencies

Partners’ Capital (Deficit)
General Partner	(35,215,846)	(34,789,208)
Limited Partners (648 and 450 Units authorized, issued and outstanding at December 31, 2010 and 2009, respectively)	625,266	(2,362,405)
Total Partners’ Capital (Deficit)	(34,590,580)	(37,151,613)

Total Liabilities and Partners’ Capital (Deficit)	$70,046,896	$71,201,669
See accompanying notes to the combined financial statements.

UNIVERSITY GENERAL HOSPITAL, LP and UNIVERSITY HOSPITAL SYSTEMS, LLP
Combined Statements of Operations

	Year Ended
	December 31,
	2010	2009
Revenues
Net patient service revenues (gross patient revenues of $240,251,699 and $170,383,521, less contractual adjustments of $184,322,192 and $123,414,021, respectively)	$55,929,507	$46,969,500
Other revenues	205,042	370,854
Total Revenues	56,134,549	47,340,354

Operating Expenses
Salaries, benefits, and other employee costs	19,902,304	17,075,134
Medical supplies	11,314,219	8,932,924
Management fees	2,597,546	2,242,299
General and administrative expenses	11,347,868	11,324,367
Bad debt expense	2,939,321	2,123,522
Gain Gain on extinguishment of liabilities	(2,781,917)	(296,653)
Depreciation and amortization	6,952,007	6,833,144
Total Operating Expenses	52,271,348	48,234,737

Operating Income (Loss)	3,863,201	(894,383)
Interest expense	(4,782,168)	(5,550,500)
Loss before income taxes	(918,967)	(6,444,883)
State income tax expense	(300,000)	(270,356)
Net Loss	$(1,218,967)	$(6,715,239)

See accompanying notes to the combined financial statements.

UNIVERSITY GENERAL HOSPITAL, LP and UNIVERSITY HOSPITAL SYSTEMS, LLP
Combined Statements of Changes in Partners’ Capital (Deficit)

	General Partner	Limited Partners	Total
Balance (Deficit), January 1, 2009	$(32,438,874)	$-	$(32,438,874)
Capital contributions	-	60,000	60,000
Exchange of debt for Partnership Units	-	1,942,500	1,942,500
Net Loss	(2,350,334)	(4,364,905)	(6,715,239)

Balance (Deficit), December 31, 2009	(34,789,208)	(2,362,405)	(37,151,613)

Partnership Unit Offerings	-	3,700,000	3,700,000
Capital Contributions	-	130,000	130,000
Redemption of Partnership Units	-	(50,000)	(50,000)
Net Loss	(426,638)	(792,329)	(1,218,967)

Balance (Deficit), December 31, 2010	$(35,215,846)	$625,266	$(34,590,580)

See accompanying notes to the combined financial statements.

UNIVERSITY GENERAL HOSPITAL, LP and UNIVERSITY HOSPITAL SYSTEMS, LLP
Combined Statements of Cash Flows

	Year Ended
	December 31,
	2010	2009
Operating activities
Net loss	$(1,218,967)	$(6,715,239)
Adjustments to reconcile net loss to net cash provided by operating activities:
Bad debt expense	2,939,321	2,123,522
Depreciation and amortization	6,952,007	6,833,144
Loss (gain) on disposal of property and equipment	10,170	(7,319)
Gain on extinguishment of liabilities	(2,781,917)	(296,653)
Net changes in other operating assets and liabilities:
Accounts receivable	(4,624,256)	(3,180,711)
Related party receivables and payables	(595,627)	40,292
Inventories	(540,495)	(567,085)
Prepaid expenses and other assets	(37,782)	429,683
Accounts payable, accrued expenses and payable to Internal Revenue Service	2,948,352	5,663,356

Net cash provided by operating activities	3,050,806	4,322,990

Investing activities
Purchase of property and equipment	(276,516)	(292,401)

Net cash used in investing activities	(276,516)	(292,401)

Financing activities
Redemption of Partnership Units	(50,000)	-
Capital contributions and Partnership Unit offerings	3,830,000	60,000
Borrowings under notes payable	519,982	6,711
Payments on notes payable	(1,148,782)	(1,961,713)
Borrowings under notes payable to related party	130,000	195,367
Payments on notes payable to related party	(924,581)	(307,753)
Repayment of capital lease obligation	(2,776,475)	(2,064,216)
Payments on capital lease obligation to related party	(64,320)	(60,152)

Net cash used in financing activities	(484,176)	(4,131,756)

Net increase (decrease) in cash and cash equivalents	2,290,114	(101,167)
Cash and cash equivalents at beginning of year	1,640	102,807
Cash and cash equivalents at end of year	$2,291,754	$1,640

Supplemental disclosure of cash flow information
Interest paid	$3,829,791	$4,642,613
State taxes paid	$-	$387,035

Supplemental noncash investing activities Property and equipment additions financed	$682,704	$20,906
Supplemental noncash financing activities
Exchange of related party debt for partnership units	$-	$1,942,500
Transfer of accrued interest to capital lease obligation	$476,014	$225,708
Equipment exchange for liability	$-	$7,319
Assumption of notes payable with a corresponding related party note receivable	$100,000	$-
See accompanying notes to the combined financial statements.

University General Hospital, LP and University Hospital Systems, LLP
Notes to Combined Financial Statements
December 31, 2010

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

During August 2005, University Hospital Systems, LLP (“the UGH GP”), a Delaware limited liability partnership as the general partner, executed a Certificate of Limited Partnership for the formation of University General Hospital, LP (the “UGH LP”), a Texas limited partnership. The accompanying combined financial statements and related notes present the accounts of UGH GP and of UGH LP (collectively the “Partnership”). The Partnership was formed to operate University General Hospital (“UGH” or the "Hospital"), a diversified, integrated, multi-specialty health care provider that delivers concierge physician and patient oriented services through a 72-bed acute care hospital located in Houston, Texas. The Hospital commenced business operations as a general acute care hospital on September 27, 2006.

NOTE 2 – LIQUIDITY

The Partnership incurred a net loss of $1.2M for the year ended December 31, 2010 and as of December 31, 2010, the Partnership had a $34.6 million partners’ deficit and a working capital deficit of $40.5 million.  However, the Partnership generated $3.1 million of net cash from operating activities during 2010.

Management believes that the Partnership’s current level of cash flows for 2011 will be sufficient to sustain operations through at least January 1, 2012. In January 2011, the Partnership completed a $7.3 million capital raise with the funds being used to repay payroll taxes and other liabilities. Additionally, the Partnership has secured commitments from certain partners to convert debt to equity, has obtained extensions for certain bank debt maturities and is currently working with certain vendors to extend repayment terms. Finally, management believes the March 28, 2011 merger transaction with SeaBridge Freight Corp.  will create additional opportunities to raise capital in the public markets. However, there can be no assurance that the plans and actions proposed by management will be successful or that unforeseen circumstances will not require the Partnership to seek additional funding sources in the future or effectuate plans to conserve liquidity. In addition, there can be no assurance that in the event additional sources of funds are needed they will be available on acceptable terms, if at all.
NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Combination

The combined financial statements include the accounts of the UGH LP and UGH GP.   All significant interpartnership transactions and balances have been eliminated in combination. In March, 2011, the net assets of UGH GP and UGH LP were contributed to University General Health System, Inc. (“UGHS”) for the ultimate execution of the reverse merger transaction as discussed in Note 11. Accordingly, for purposes of these financial statements of UGH GP and UGH LP are presented on a combined basis in order to reflect the financial statement position and results of operations for UGHS for the periods presented.

Use of Estimates

The preparation of the combined financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the combined financial statements and reported amounts of revenues and expenses during the reporting period. The accompanying combined financial statements include significant estimates for contractual allowances, allowances for doubtful accounts receivable, depreciable lives of property and equipment, commitments and contingencies. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Partnership considers all investments purchased with an original maturity of three months or less to be cash equivalents. The Partnership maintains cash in institutions insured by the Federal Deposit Insurance Corporation (FDIC). Beginning December 31, 2010 through December 31, 2012 all non-interest-bearing transaction accounts are fully insured, regardless of the balance of the account, at all FDIC-insured institutions. This unlimited insurance coverage is separate from, and in addition to, the insurance coverage provided to the depositor’s other accounts held by a FDIC-insured institution, which are insured for balances up to $250,000 per depositor until December 31, 2013. At December 31, 2010, the Partnership had amounts held in banks that exceeded the insured limit of $250,000.  The Partnership has not incurred losses related to these deposits and believes no significant concentration of credit risk exists with respect to these cash and cash equivalents.

 Accounts Receivable

Accounts receivables are stated at estimated net realizable value. Significant concentrations of accounts receivables consist of the following:
	As of December 31,
	2010	2009

Commercial and managed care providers	67%	78%
Government-related programs	31%	17%
Self-pay patients	2%	5%

Total	100%	100%

Accounts receivable are based on gross patient receivables of $44,800,018 and $34,648,276, net of contractual adjustments of $27,754,146 and $20,945,324 as of December 31, 2010 and 2009, respectively.  Receivables from government-related programs (i.e. Medicare and Medicaid) represent the concentrated groups of credit risk for the Partnership and management does not believe that there are significant credit risks associated with these receivables. Commercial and managed care receivables consist of receivables from various payors involved in diverse activities and are subject to differing economic conditions, and management does not believe that there are significant credit risks associated with these receivables.

The Partnership maintains allowances for uncollectible accounts for estimated losses resulting from the payors’ inability to make payments on accounts. The Partnership assesses the reasonableness of the allowance account based on historic write-offs, the aging of accounts and other current economic conditions. Furthermore, management continually monitors and adjusts the allowances associated with its receivables. Accounts are written off when collection efforts have been exhausted.   Management believes that the allowance for doubtful accounts is adequate; however, actual write-offs may exceed the recorded allowance. The allowance for doubtful accounts was $5,233,688 and $3,575,703 as of December 31, 2010 and 2009, respectively.  During 2010 and 2009, the Partnership recognized bad debt expense of $2,939,321 and $2,123,522, respectively.

Advertising costs

Advertising costs are expensed as incurred and were $85,480 and $9,127 during the years ended December 31, 2010 and 2009, respectively.

 Inventories

Inventories, consisting primarily of pharmaceuticals and supplies inventories, are stated at the lower of cost or market.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets. Upon retirement or disposal of assets, the asset and accumulated depreciation accounts are adjusted accordingly, and any gain or loss is reflected in the combined statement of operations. Maintenance costs and repairs are expensed as incurred; significant renewals and betterments are capitalized. Assets held under capital leases are classified as property and equipment and amortized using the straight-line method over the shorter of the useful lives or lease terms, and the related obligations are recorded as debt. Amortization of assets under capital leases and of leasehold improvements are included in depreciation expense. The estimated useful life of each asset is as follows:

Estimated Life in Years

Building	40
Machinery and Equipment	3 to 15
Leasehold improvements	5 to 30
Computer equipment and software	5

Impairment of Long-lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset, or related groups of assets, may not be fully recoverable from estimated future cash flows. In the event of impairment, measurement of the amount of impairment may be based on appraisal, market values of similar assets or estimates of future discounted cash flows using market participant assumptions with respect to the use and ultimate disposition of the asset.  No such impairment was identified at December 31, 2010 and 2009.

Related Party Receivables and Payables

Related party receivables and payables include employee receivables and advances and expenses paid on behalf of affiliates, which management believes have minimal credit risk, or expenses paid by affiliates on behalf of the Partnership.

Fair Value Measurements

The carrying value of financial instruments, including cash and cash equivalents, accounts receivable, and accounts payable approximate fair value because of the short maturity of these instruments. The carrying amount of notes payable approximates fair value primarily because notes payable principally bear interest at variable interest rates.

 Revenue Recognition

Revenues consist primarily of net patient service revenues, which are based on the facilities’ established billing rates less contractual adjustments and discounts.  Net patient service revenues for the years ended December 31, 2010 and 2009 were $55,929,507 and $46,969,500, respectively, and is based on gross patient service revenues of $240,251,699 and $170,383,521, net of contractual adjustments of $184,322,192 and $123,414,021 for the years ended December 31, 2010 and 2009, respectively.

The Partnership has agreements with third-party payors that provide for payments to the Partnership at amounts different from its established rates. Payment arrangements include prospectively-determined rates per discharge, reimbursed costs, discounted charges, and per diem payments. Net patient service revenue is reported at the estimated net realizable amount from patients, third-party payors, and others at the time services are rendered, including estimated contractual adjustments under reimbursement agreements with third party payors. Contractual adjustment allowances and discounts are accrued on an estimated basis in the period the related services are rendered and adjusted in future periods as final settlements are determined. These contractual adjustments and discounts are related to the Medicare and Medicaid programs, as well as managed care contracts.

Net patient service revenue from the Medicare and Medicaid programs accounted for approximately 26% and 22% of total net patient service revenue for the years ended December 31, 2010 and 2009, respectively. Net patient service revenue from managed care contracts accounted for approximately 63% and 68% of net patient service revenue for the years ended December 31, 2010 and 2009, respectively.  Net patient service revenue from self pay accounted for approximately 11% and 10% of net patient service revenue for the years ended December 31, 2010 and 2009, respectively.

Income Taxes

Effective January 1, 2009, the Partnership adopted guidance issued by the Financial Accounting Standards Board (“FASB”) regarding accounting for uncertainty in income taxes. This guidance clarifies the accounting for income taxes by prescribing the minimum recognition threshold an income tax position is required to meet before being recognized in the combined financial statements and applies to all income tax positions. Each income tax position is assessed using a two step process. A determination is first made as to whether it is more likely than not that the income tax position will be sustained, based upon technical merits, upon examination by the taxing authorities. If the income tax position is expected to meet the more likely than not criteria, the benefit recorded in the combined financial statements equals the largest amount that is greater than 50% likely to be realized upon its ultimate settlement.

The Partnership has elected to be treated as a pass-through entity for income tax purposes and, as such, is not subject to income taxes. Rather, all items of taxable income, deductions and tax credits are passed through to and are reported by its owners on their respective income tax returns.  The Partnership’s federal tax status as a pass-through entity is based on its legal status as a partnership. Accordingly, the Partnership is not required to take any tax positions in order to qualify as a pass-through entity. The Partnership is required to file and does file tax returns with the Internal Revenue Service (“IRS”) and other taxing authorities. Accordingly, these combined financial statements do not reflect a provision for income taxes and the Partnership has no other tax positions which must be considered for disclosure.

The income tax position taken by the Partnership for any years open under the various statutes of limitations is that the Partnership continues to be exempt from income taxes by virtue of being a passthrough entity. Management believes this tax position meets the more-likely-than-not threshold and, accordingly, the tax benefits of this income tax position (no income tax liability) has been recognized for the years ended on or before December 31, 2010.

The Partnership is subject to a tax mandated by the State of Texas based on a defined calculation of gross margin (the “margin tax”). The margin tax is calculated by applying a tax rate to a base that considers both revenue and expenses and therefore has the characteristics of an income tax. As a result, the Partnership recorded $300,000 and $270,356 in state income tax expense for the years ended December 31, 2010 and 2009, respectively.

The Partnership records income tax related interest and penalties, if applicable, as a component of the provision for income tax expense. None of the Partnership’s federal or state income tax returns are currently under examination by the IRS or state authorities, but fiscal years 2007 and later remain subject to examination by the IRS and the State of Texas. The Partnership believes that it has no uncertain tax positions for both federal and state income taxes and believes there will be no significant changes in these positions during the next 12 months.

Commitments and Contingencies

Certain conditions may exist as of the date the combined financial statements are issued, which may result in a loss to the Partnership, but which will only be resolved when one or more future events occur or fail to occur. The Partnership’s management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Partnership or unasserted claims that may result in such proceedings, the Partnership’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a loss contingency indicates that it is probable that a loss has been incurred and the amount of the liability can be reasonably estimated, then the estimated liability is accrued in the Partnership’s combined financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the nature of the guarantee would be disclosed. The Partnership expenses legal costs associated with contingencies as incurred.

Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (“FASB”) or other standard setting bodies that are adopted by the Partnership as of the effective dates. Management believes that the impact of recently issued standards that are not yet effective will not have a material impact on the Partnership’s combined financial position or results of operations upon adoption.

Subsequent Events

Management of the Partnership has evaluated subsequent events through June 13, 2011, which is the date the combined financial statements were available for issuance and concluded that no subsequent events have occurred that will require recognition in the combined financial statements or disclosures in the notes to the combined financial statements that are not already included within.

NOTE 4 — RELATED PARTY TRANSACTIONS

Related Party Capital Lease Obligation

Cambridge Properties (“Cambridge”) owns the land and building on which University General Hospital is located, and the owner holds a profits interest in UGH GP pursuant to a profit participation agreement.  UGH LP has leased the hospital space from Cambridge pursuant to a Lease Agreement. The Lease Agreement has an initial term of 10 years beginning October 1, 2006, plus tenant's option to renew the term for two additional 10 year periods. In addition to base rent, the Lease Agreement provides that UGH LP pays its pro rata share of the operating expenses. The obligations of UGH LP under the Lease Agreement are secured by the personal guarantees of certain partners of the Partnership.

As of December 31, 2010 and 2009, UGH LP recorded a related party capital lease obligation of $31,179,935 and $31,244,255, respectively.  Additionally, during the years ended December 31, 2010 and 2009, the Partnership incurred amortization expense of $685,162 and $685,162 and interest expense of $2,096,920 and $2,101,088, respectively, related to the capital lease obligation with Cambridge.

At December 31, 2010 UGH LP has a related party receivable of $170,340 from Cambridge principally related to an overpayment of overhead allocation expenses during 2010.  At December 31, 2009, UGH LP has a related party payable to Cambridge of $262,705 for services provided to the Company.  During the years ended December 31, 2010 and 2009, UGH LP incurred overhead allocation expenses and parking expenses from Cambridge of $1,118,338 and $669,993, respectively, and are recorded as general and administrative expenses in the combined statements of operations.

Management Services Agreements

During 2006, certain partners of the Partnership have organized Ascension Physician Solutions, LLC (“APS”), a Texas limited liability company, as a service company.  UGH LP and APS entered into a management services agreement, pursuant to which APS provides management services to UGH LP for an initial term of five years. Management fees under this agreement are 5% of the net revenues of the Hospital. "Net revenues" are defined in the Management Agreement as the Hospital's gross revenues, less adjustments for special contractual rates, charity work and an allowance for uncollectible accounts, all determined in accordance with generally accepted accounting principles.

UGH LP incurred management services expenses of $2,597,546 and $2,242,299 for the years ended December 31, 2010, and 2009, respectively.  As of December 31, 2010 and December 31, 2009, UGH LP has related party payables to APS of $2,476,211 and $2,537,350, respectively.

In addition, UGH GP has a related party payable to APS of $173,500 as of December 31, 2010 and 2009, as a result of an advance from APS.

Food services, Plant Operations & Management, Environmental, and Other Services Agreement

During October 2007, certain partners of the Partnership have organized SYBARIS Group, LLC (“SYBARIS”), a Texas limited liability company, as a service company.  UGH LP and SYBARIS have entered into a management services agreement, pursuant to which SYBARIS provides food services, plant operations & management, environmental, and other services to UGH LP for an initial term of three years (subsequently, extended an additional two years in April, 2009).  Compensation under this agreement is based on (i) expense reimbursement for direct costs incurred by SYBARIS, (ii) a general expense allowance of six percent (6%) of the direct costs incurred by SYBARIS and (iii) a service fee of four percent (4%) of the direct costs incurred by SYBARIS. Amounts payable to SYBARIS under this agreement are adjusted annually based on cost of living and other customary adjustments.

UGH LP believes the terms of the transaction between SYBARIS and UGH LP are fair, reasonable and reflects fair market value.  UGH LP recorded $3,428,009 and $2,798,091 of services fees to SYBARIS for the years ended December 31, 2010 and 2009, respectively, and are recorded as general and administrative expenses in the combined statements of operations.  As of December 31, 2010 and 2009, UGH LP has recorded related party payables to SYBARIS of $364,725 and $621,735, respectively.

During September 2009, certain partners of the Partnerships have organized Autimis LLC (“Autimis”), a Texas limited liability company, as a billing, collection and coding company.  UGH LP and Autimis have entered into a consulting services agreement, pursuant to which Autimis provides billing services to UGH LP.  For the years ended December 31, 2010 and 2009, UGH LP incurred total Autimis service expenses of $845,314 and $167,300, respectively, and are recorded as general and administrative expenses in the combined statements of operations.  As of December 31, 2010 and 2009, UGH LP recorded a related party payable of $27,800 and $0, respectively to Autimis.  UGH LP believes these payments to Autimis are fair and reasonable.

Certain partners of the Partnerships have organized Sigma Consulting LLC (“Sigma”), a Utah limited liability company, as a service company.  Sigma provided consulting services to UGH LP, and for the years ended December 31, 2010, and 2009, UGH LP incurred total service expenses of $222,186 and $121,686, respectively, and are recorded as general and administrative expenses in the combined statements of operations.  As of December 31, 2010 and 2009, UGH LP recorded a related party payable of $39,446 and $33,665, respectively to Sigma. UGH LP believes that these payments to Sigma are fair and reasonable.

Other related party transactions

Ascension Surgical Assistants (“ASA”) and Universal Surgical Staffing (“USS”) previously provided billing/collection services on behalf of the Partnership, but have since ceased operations in 2010 and 2009, respectively.  As of December 31, 2010 and 2009, the Partnership recorded a related party payable owed to ASA of $332,074 and $316,600, respectively, as a result of advances provided to UGH LP.  As of December 31, 2010 and 2009, UGH LP recorded a related party payable owed to USS of $16,843 and $5,150, respectively, as a result of advances provided to the Partnership.

The Partnership also makes advances to and receives advances from certain other entities owned by UGH LP and UGH GP.  At December 31, 2010 and December 31, 2009, the Partnership has a net payable of $36,234 and $142,047, respectively to these entities.

As of December 31, 2010 and 2009, an individual partner of UGH GP owes UGH GP $438,820 and $338,820, respectively, for advances.

During the years ended December 31, 2010, and 2009, respectively, the Partnership received non-interest bearing advances from its Chief Executive Officer for working capital purposes, and the Partnership made non-interest bearing advances to the Chief Executive Officer.  At December 31, 2010, the Partnership recorded a $24,518 related party receivable from the Chief Executive Officer.  At December 31, 2009, the Partnership recorded an $83,232 related party payable to the Chief Executive Officer.

Receivables from Related Parties

Receivables from related parties include employee advances and advances to affiliates and consisted of the following:

	December 31,
	2010	2009
Receivable from individual partner of UGH GP	$438,820	$338,820
Receivable from Chief Executive Officer	24,518	-
Receivable from Cambridge	170,340	-
	$633,678	$338,820

Payables to Related Parties

Payables to related parties include advances from employees and affiliates and consisted of the following:

	December 31,
	2010	2009
Payable to APS	$2,649,711	$2,710,850
Payable to ASA	332,074	316,600
Payable to USS	16,843	5,150
Payable to Autimis	27,800	-
Payable to Sigma	39,446	33,665
Payable to Chief Executive Officer	-	83,232
Interest on notes payable to Partners	1,248,118	939,736
Payable to SYBARIS	364,725	621,735
Payable to Cambridge	-	262,705
Payable to other related party entities	36,234	142,047
	$4,714,951	$5,115,720

Notes payable to Related Parties

Notes payable – related parties consisted of the following:

	December 31,
	2010	2009
UGH GP note payable to a Partner, payable on demand, bearing interest at 10%	$1,923,000	$1,923,000
UGH LP subordinated promissory notes payable to Partners, payable in 2028, bearing interest at 15%	800,000	900,000
UGH LP non-interest bearing notes payable to Partners, payable on demand	482,461	750,367
UGH LP note payable to Partner, payable in $20,000 monthly installments through 2017, interest imputed at 2.88%, with a discount of $152,984 and $202,952 at December 31, 2010 and 2009, respectively, and principal owed of $1,640,000 and $1,900,000 at December 31, 2010 and 2009, respectively	1,487,016	1,697,048
UGH LP various notes payable to Partners, payable on demand, bearing interest at 4.25% - 10%	1,422,414	1,639,057
Total notes payable to related parties	6,114,891	6,909,472
Less: current portion	(4,027,650)	(4,522,456)
Notes payable to related parties, less current portion	$2,087,241	$2,387,016

Future principal payment obligations related to the Partnership’s related party notes payable are as follows, as of December 31, 2010:

Year ending December, 31:
2011	$4,027,650
2012	205,608
2013	211,612
2014	217,791
2015	224,150
Thereafter	1,228,080
Total	$6,114,891

Related Party Costs and Expenses

The following table summarizes related party costs and expenses that are reflected in the accompanying combined statements of operations:

	Year Ended December 31,
	2010	2009
Interest expense	$2,555,782	$2,837,899
Management fees	2,597,546	2,242,299
General and Administrative	5,613,847	3,757,070
Amortization expense	685,162	685,162
	$11,452,337	$9,522,430

NOTE 5 — PROPERTY AND EQUIPMENT, NET

Property and equipment consisted of the following:

	December 31,
	2010	2009
Building	$27,406,478	$27,406,478
Machinery and equipment	29,439,203	28,576,145
Leasehold improvements	21,348,505	21,348,505
Computer equipment and software	3,493,265	3,414,613
	81,687,451	80,745,741
Less accumulated depreciation and amortization	(28,463,299)	(21,518,632)
	$53,224,152	$59,227,109

Depreciation expense (excluding assets under capital lease) during the years ended December 31, 2010 and 2009 was $2,792,783 and $2,738,467, respectively.

The following table presents property and equipment held under capital leases, by major category, which represent components of property and equipment included in the preceding table, as of December 31, 2010 and 2009:

	December 31,
	2010	2009
Building	$27,406,478	$27,406,478
Machinery and equipment	22,359,443	21,700,699

Less accumulated amortization	49,765,921	49,107,177
	(17,383,611)	(13,224,387)

Property and equipment held under capital leases, net	$32,382,310	$35,882,790

Amortization expense for assets held under capital leases was $4,159,224, and $4,094,677 for the years ended December 31, 2010, and 2009, respectively.

NOTE 6 —DEBT

Lines of Credit

On March 27, 2006, UGH LP entered into a line of credit agreement with a financial institution providing UGH LP with a $8,000,000 secured revolving credit facility with interest rate of prime rate plus 1% (6.0% and 5.0% at December 31, 2010 and 2009), originally maturing April 30, 2011, secured by all assets of UGH LP.  In June 2011, the Partnership and the financial institution agreed to extend the term of the line of credit to January 15, 2012.

On September 1, 2006, UGH GP entered into a line of credit agreement with a financial institution providing UGH GP with a $1,500,000 secured revolving credit facility with interest rate of prime rate plus .5% (3.75% at December 31, 2010 and 2009), originally maturing April 30, 2011, secured by all assets of UGH GP.  In June 2011, the Partnership and the financial institution agreed to extend the term of the line of credit to January 15, 2012.

As of December 31, 2010 and 2009, the Partnership had outstanding balances on their lines of credit of $8,450,000 and unused availability under their lines of credits of $1,050,000. The Partnership’s lines of credit contain restrictive financial covenants. Throughout 2010 and 2009 and subsequent to December 31, 2010 through the issuance of the accompanying combined financial statements, the Partnership was not in compliance with certain of the financial covenants contained within line of credit agreements. However, as the Partnership obtained an extension of the lines of credit to January 15, 2012 and obtained a waiver for the financial covenant violations, the Partnership has classified the lines of credit as long term liabilities in the combined financial statements.  During 2010 and 2009, the Partnership recognized interest expense on the line of credit of $516,869 and $583,279, respectively.

Notes Payable

The Partnership’s third party notes payable consisted of the following:

	December 31,
	2010	2009
UGH GP
Note payable to a financial institution due on demand, with interest at prime (3.25% at December 31, 2010)	$982,079	$982,079
Note payable to a financial institution due on September 30, 2009, with interest at LIBOR + 2.25% (5.25% at December 31, 2010).	802,301	802,301
Note payable to an individual due on demand, interest at 15% at December 31, 2010	100,000	-
Note payable to a financial institution due September 30, 2009, with interest at LIBOR + 2.25% (5.25% at December 31, 2010)	801,762	801,762
UGH LP

Note payable to a financial institution due January 15, 2012, monthly principal
payments of $150,000 for January 2011 to June 2011, and $200,000 for July 2011 to January 2012 with interest at 6%	7,200,000	7,700,000
Notes payable to a financial institution guaranteed by Partners, due April 4, 2011, interest at 7% at December 31, 2010.	2,561,623	2,821,822
Note payable to individual, due on demand with interest at 15%	200,000	200,000
Notes payable to Medicare, interest at 11% due October, 2013	507,295	-
Notes payable due on demand guaranteed by Partners, with 0% -6.25% interest	403,482	779,378
Non-interest bearing note payable due on demand to Partner. Note was paid in full in January, 2011	250,695	250,695
Total notes payable	13,809,237	14,338,037
Less: current portion	(8,321,298)	(6,771,607)
Notes payable, less current portion	$5,487,939	$7,566,430

The Partnership has notes payable of $802,301 and $801,762 with a financial institution which are past due and in default thus classified in current notes payable at December 31, 2010 and 2009, respectively.

As of December 31, 2010 and 2009, certain of Partnerships’ notes payable was secured by the Partnership’s total assets.

Throughout 2010 and 2009 and subsequent to December 31, 2010 through the issuance of the accompanying combined financial statements, the Partnership was not in compliance with certain financial covenants related to its note payable due to a financial institution of $7,200,000 and $7,700,000 at December 31, 2010 and 2009, respectively.  In June 2011, the Partnership and the financial institution agreed to extend the terms of the note payable to January 2012, modified the monthly payments of the note payable, and provided a waiver to the Partnership for violations of financial covenants at December 31, 2010.  As a result, the Partnership classified the amounts due in 2012 as long-term at December 31, 2010.

During 2010 and 2009, the Partnership recognized interest expenses of  $858,976 and $1,031,659, and accrued interest payable was $206,205 and $150,449, as of December 31, 2010 and 2009, respectively, related to its notes payable.

Future principal payment obligations relating to the Partnership’s third party long-term debt are as follows, as of December 31, 2010:

Year ending December, 31:
2011	$8,321,298
2012	5,322,057
2013	165,882
Total	$13,809,237

NOTE 7 — CAPITAL LEASE OBLIGATION

The Partnership has 20 capital lease obligations with 10 financing companies, collateralized by underlying assets having an aggregate net book value of $32,382,310 at December 31, 2010. These obligations have stated interest rates ranging between 0.6% and 17.22%, are payable in 13 to 360 monthly installments, and mature between October 1, 2011 and July 30, 2036.   As of December 31, 2010 and 2009, the Partnership had capital lease obligations of $43,304,739 and $45,596,712, respectively.  Future minimum lease payments, together with the present value of the net minimum lease payments under capital leases at December 31, 2010, are summarized as follows:

	Related Party Lease	Third Party Leases	Total
2011	2,228,776	13,264,491	15,493,267
2012	2,323,333	539,200	2,862,533
2013	2,323,333	53,472	2,376,805
2014	2,323,333	-	2,323,333
2015	2,323,333	-	2,323,333
Thereafter	57,212,744	-	57,212,744
Total minimum lease payments	68,734,852	13,857,163	82,592,015
Less amounts representing interest	37,554,917	1,732,359	39,287,276
Present value of minimum lease payments	31,179,935	12,124,804	43,304,739
Less current portion	137,076	11,591,999	7,469,690
Long term portion	31,042,859	532,805	35,835,049

See further discussion regarding the related party capital lease obligation in note 4 and property and equipment held under capital leases in note 5.

The Company violated a capital lease debt covenant with a third party and recorded all of the related capital lease obligation  of $6,687,253 and $7,141,759 as a current liability as of December 31, 2010 and December 31, 2009, respectively.

 NOTE 8 — PARTNERS’ CAPITAL (DEFICIT)

Profits, Losses, and Distributions

Pursuant to the December 31, 2005 Amended and Restated Limited Partnership Agreement of UGH LP (“Partnership Agreement”), all profit and loss realized by the Partnership during each fiscal year shall be allocated to the General Partner and Limited Partners (collectively, the Partners) as follows:

Allocations

Pursuant to the Partnership Agreement, all items of profit and loss realized by the Partnership during each fiscal year shall be first allocated as follows, prior to allocation of remaining Adjusted Net Income or Adjusted Net Loss:
•
Pursuant to Section 1.704-2(f) of the Internal Revenue Code (“Code”), if there is a net decrease in Partnership Minimum Gain for such year then items of Gross Income and Book Gain shall be allocated, to each partner in an amount equal to such partner’s share of the net decrease in such Partnership Minimum Gain.

•
Pursuant to Section 1.704-2(i)(4) of the Code, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain with respect to a Partner Nonrecourse Debt for such year, then items of Gross Income and Book Gain shall be allocated to each Partner with a share of such Partner Nonrecourse Debt Minimum Gain as of the first day of such year in an amount equal to such Partner’s share of the net decrease in such Partner Nonrecourse Debt Minimum Gain.

•
Pursuant to Section 1.704-1(b)(2)(ii)(d) of the Code, Partnership profit shall be allocated among the Partners with deficit balances in their Section 704 Capital Accounts in amounts and the manner sufficient to eliminate such deficit balances as quickly as possible.

Adjusted Net Income and Adjusted Net Loss

After giving effect to the allocations presented above, any Adjusted Net Income or Adjusted Net Loss for a year of operations shall be allocated in the following order and priority:
•	First, 100% to the Partners in proportion to and to the extent of the remainder if any of the cumulated Adjusted Net income or Adjusted Net Losses allocated to such Partner for all prior years.
•
The balance, if any, among the Partners as necessary, so as to cause the balances in their respective Capital Accounts to be in the same ratio to one another as their Sharing Percentages, with all remaining amounts to Adjusted Net Loss to be allocated to the Partners, pro rate, in accordance with their respective Sharing Percentages.

However, Net Losses allocated per above shall not exceed the maximum amount of losses that can be so allocated without causing any Partner to have a deficit balance in such Partner’s Section 704 Capital Account at the end of any year. All Adjusted Net Losses in excess of such limitations shall be allocated:
•
First, among the Partners who may receive such an allocation without causing such partners to have a deficit balance in their respective Section 704 Capital Accounts at the end of any year in proportion to their respective Sharing Percentages.

•	Then to the General Partner.

In accordance with GAAP, Adjusted Net Losses incurred prior to January 1, 2009 were allocated to UGH LP only to the extent of UGH LP's capital account balance as of the respective period end, resulting in the Limited Partners' capital balance as of December 31, 2008 being zero, as cumulative losses as of December 31, 2008 exceeded UGH LP's contributed capital. Beginning January 1, 2009, allocation of losses to UGH LP was changed such that net losses are allocated for GAAP pursuant to governing net loss allocation terms, agreed to by UGH GP and UGH LP. Accordingly, beginning January 1, 2009, Adjusted Net Loss was allocated to UGH LP based on the allocation terms summarized above.

Distribution of Excess Cash

Except as otherwise provided by the Partnership Agreement, such as in the case of liquidation or if required by applicable law, the General Partner may determine in its discretion the extent (if any) to which the Partnership’s cash on hand exceeds its current and anticipated needs. If such excess exists, the General Partner may cause the Partnership to distribute such excess to the Partners no less frequently than quarterly; provided that all distributions shall be made pro rata in accordance with the Partners’ respective Sharing Percentages.

Debt Exchange Agreements

Effective August 10, 2009, UGH LP entered into an agreement with a creditor to terminate and replace an existing note payable approximate of $3,735,000 with 2.5% equity interest of UGH LP, 1% of the UGH LP’s profit interest, and a new term note payable principal amount of $1,792,000 of $20,000 monthly payment for 99 months.  The agreement provided a Put Option whereby the debtor was able to require UGH LP to repurchase the debtor’s units and profit interests either upon default by the UGH LP on the new note, as defined in the agreement, or for a 90 day window commencing on the 5th anniversary of the agreement if a sale of the UGH LP or other terminating event had not happened by that time.

As a precursor to the Merger, discussed in note 11, of the Partnership and SeaBridge Freight Corp. in March 2011, UGH LP and Houston Medical Diagnostics, Ltd. (“HMD”) entered into a termination agreement under which the profit interests were terminated in exchange for 15.49 Units of UGH LP, bringing HMD’s total unit ownership to 27 units. Pursuant to the Merger, HMD’s Units were exchanged for approximately 3.9 million common shares of SeaBridge, valued at approximately $3,000,000.

Partnership Units Offerings

During December 2010, UGH LP entered into Subscription Agreements with certain strategic accredited investors (the “Purchasers”), pursuant to which the UGH LP sold to the Purchasers in the aggregate approximately 18% of UGH LP’s interest at a purchase price of approximately $200,000 per 1% of UGH LP’s interest and closed on February 15, 2011. The aggregate purchase price paid by the Purchasers for the Partnership Units was $10,950,000, of which $3,700,000 and $7,250,000 were collected during 2010 and 2011, respectively.  UGH LP used the proceeds to pay payroll taxes, certain outstanding loan balances, and certain capital lease settlements, and for working capital purposes.  Pursuant to the terms of the Merger, these units are subject to “lock up leak out” resale restrictions that limit the number of shares that may be resold to 1/24 of such shares per month (on a non-cumulative basis) over the 24 month period beginning six months following the closing date of the Merger.  See note 11 for discussion of the Merger.

NOTE 9 — COMMITMENTS AND CONTINGENCIES

Litigation

From time to time, the Partnership may become involved in litigation relating to claims arising out of its operations in the normal course of business. The Partnership is not involved in any pending legal proceeding or litigation and, to the best of the Partnership’s knowledge, no governmental authority is contemplating any proceeding to which we are a party or to which any of our properties is subject, which would reasonably be likely to have a material adverse effect on the Partnerships, except for the following:

Prexus

On December 4, 2009 Prexus Health Consultants, LLC and its affiliate, Prexus Health LLC (collectively, “Prexus”), sued UGH LP and APS  in the 270 th  District Court of Harris County, Texas, Cause No. 2009-77474, seeking (i) $224,863 for alleged breaches of a Professional Services Agreement (the “PSA”) under which Prexus provided billing, coding and transcription services and (ii) $608,005 for alleged breaches of a Consulting Services Agreement (the “CSA”) under which Prexus provided professional management and consulting services.  UGH LP and APS terminated these contracts effective September 9, 2009. Prexus subsequently added additional claims seeking lost profits and other damages for alleged tortuous interference of Prexus contracts. In October 2010 UGH LP and APS filed counterclaims against Prexus seeking $1,687,242 in damages caused by Prexus’ breach of the CSA.

After a two week trial that began April 11, 2011, a Texas jury made certain findings against UGH LP (including as a guarantor of APS’s obligations to Prexus) including breaches of both the PSA and CSA and awarded Prexus approximately $3.0 million in damages against UGH LP, which included approximately $2.1 million in lost profits. The trial court has not yet entered judgment in this case.  Nevertheless, we believe the verdict is not supported by the evidence presented at trial and have moved to set aside the verdict in rendering its judgment. In addition, UGH LP intends to appeal any trial court judgment that upholds this jury verdict.  At December 31, 2010 and 2009, UGH LP accrued $861,000 relative to services rendered in the past.
Siemens

On June 29, 2010, Siemens Medical Solutions USA, Inc. (“Siemens”) sued UGH LP in the 215th District Court of Harris County, Texas, Cause No. 2010-40305, seeking approximately $7,000,000 for alleged breaches of (i) a Master Equipment Lease Agreement dated August 1, 2006 and related agreements (the “Lease Agreements”), pursuant to which  UGH LP leased certain radiology equipment and (ii) an Information Technology Agreement dated March 31, 2006 and related agreements (the “IT Agreements”) pursuant to which Siemens agreed to provide an information technology system, software and related services. On November 22, 2010 UGH LP filed counterclaims against Siemens seeking approximately $5,850,000 against Siemens for breach of contract, negligent representation and breach of warranty based on Siemens breach of the Lease Agreements and the IT Agreements.

On February 28, 2011, the court signed an order granting partial summary judgment in favor of Siemens and against UGH LP as to its liability for breach of the Lease Agreements, but not as to damages sought by Siemens. The case is currently in discovery and is set for a two week trial beginning on August 8, 2011. At December 31, 2010 and 2009, UGH LP accrued $3,941,429 and $3,698,164, respectively, for the IT portion of this claim.  Additionally, UGH LP has recorded capital leases for the equipment associated with a claim of $2,664,894 and $2,521,024 as of December 31, 2010 and 2009, respectively.

Internal Revenue Service Payable

UGH LP currently owes the Internal Revenue Service (“IRS”) approximately $1,302,000 in past due payroll taxes for the fourth quarter of 2009 and $710,000 for the second quarter of 2010.  Until paid in full, statutory penalties and interest will continue to accrue. The IRS has filed tax liens covering such amounts with various governmental authorities and has taken other actions to collect these balances. UGH LP is working with IRS representatives on payment arrangements to satisfy these balances on an amicable basis and believe resolution will be reached without litigation proceedings.  At December 31, 2010 and 2009, UGH LP accrued $5,436,041 and $2,749,580, respectively, for the past due payroll taxes and accrued interest and penalties.  Subsequent to December 31, 2010, the Company has made $3,873,000 of payments of these past due payroll taxes and accrued interest and penalties.

Employee Benefit Plans

UGH LP offers a 401(k) retirement and savings plan that covers substantially all of its employees, through which UGH LP provides discretionary matches to employees.  For the years ended December 31, 2010 and 2009, UGH LP did not make any contributions.

Operating Leases

During 2010 and 2009, the Partnership had non-cancelable operating leases for equipment which expire in 2011. The Company will incur future minimum lease payments of $119,479 in 2011.

Rent expense for the years ended December 31, 2010 and 2009 was $698,828 and $833,408, respectively.

NOTE 10 - GAINS ON EXTINGUISHMENT OF LIABILITIES

During the years ended 2010 and 2009, UGH LP settled certain accounts payable with vendors, and reduced the accounts payable owed to those vendors.  For the years ended December 31, 2010 and 2009, UGH LP recognized gains on extinguishment of liabilities of $2,781,917 and $296,653, respectively.

NOTE 11 — SUBSEQUENT EVENTS

Partnership Units Offerings

On February 28, 2011, prior to the Merger as discussed below, UGH LP entered into Executive Unit Agreements with certain key executives (the “Executives”), pursuant to which UGH LP sold to the Executives in the aggregate 10% of UGH LP’s interest (“Executive Securities”) at a purchase price of approximately $200,000 per 1% of UGH LP’s interest, and Executives entered into promissory notes with UGH LP for the same amount. The aggregate purchase price for the units was $2,000,000. The units purchased by each of the Executives are subject to repurchase by the UGH LP if, prior to February 28, 2013, the Executive’s employment with UGH LP is terminated for “cause” (as defined in the Executive Unit Agreement) or the Executive resigns from his or her employment without “good reason” (as defined in the Executive Unit Agreement).

Pursuant to the terms of the Merger below, these units are subject to “lock up leak out” resale restrictions that limit the number of shares that may be resold to 1/24 of such shares per month (on a non-cumulative basis) over the 24 month period beginning six months following the closing date of the Merger.  UGH LP used the proceeds for working capital purposes.  The promissory notes are due on March 1, 2021.  The promissory notes bear interest rate at 4%, and the accrued interest shall be paid in full on the date on which the final principal payments on these notes are made.  The executives shall prepay a portion of the promissory notes equal to the amount of all cash proceeds the Executives receive in connection with his ownership, disposition, transfer or sales of the Executive Securities.

Debt Exchange Agreements

On February 28, 2011 prior to the Merger as discussed below, UGH LP entered into Debt Exchange Agreements with certain key creditors (the “Creditors”), pursuant to which the Creditors cancelled and released UGH LP from its obligations in total of $3,500,000 and received 17.5% interest of UGH LP at a purchase price of $200,000 per 1% of UGH LP’s interest.  Pursuant to the terms of the Merger, these units are subject to “lock up leak out” resale restrictions that limit the number of shares that may be resold to 1/24 of such shares per month (on a non-cumulative basis) over the 24 month period beginning six months following the closing date of the Merger.

Issuance of common stock to affiliate for termination of service agreement

 On February 28, 2011, prior to the Merger as discussed below, UGH LP terminated the management services agreement with APS by issuing 5% of UGH LP’s interest to APS at a purchase price of approximately $200,000 per 1% of UGH LP’s interest. Pursuant to the terms of the Merger, these units are subject to “lock up leak out” resale restrictions that limit the number of shares that may be resold to 1/24 of such shares per month (on a non-cumulative basis) over the 24 month period beginning six months following the closing date of the Merger.  Additionally, UGH LP assumed APS’ loan obligations of approximately $740,000, and APS cancelled the receivable due from UGH LP approximately of $2,543,000.  UGH LP recorded gains from cancellation of liability of approximately of $803,000 in 2011.

Kingwood Neighborhood Emergency Center

On February 25, 2011, UGH LP entered into agreements to establish the emergency room operations of Kingwood Neighborhood Emergency Center (“Emergency Center”) as a hospital outpatient department (“HOPD”) of UGH, and the Emergency Center was opened on April 25, 2011. UGH conducts these operations pursuant to real estate and equipment subleases with Emergency Center.

Emergency Center and UGH LP also entered into a management services agreement whereby the Emergency Center provides ongoing administrative and management services to UGH LP for HOPD.  All agreements have an initial term of two years beginning February 25, 2011, plus automatic renewal options for one year periods.  In consideration for such services, UGH LP pays an agreed percentage of all revenue received for each Emergency Center patient less the lease expenses and other expenses for these operations as defined in the agreement. UGH LP also retains an exclusive right of first refusal for the purchase of the Emergency Center business during the term of the management services agreement and 12 months following any termination of that agreement.

Merger

On March 28, 2011, pursuant to an Agreement and Plan of Reorganization (“Reorganization Agreement”) executed on March 10, 2011, SeaBridge Freight, Corp. (“SeaBridge”), a publicly reporting Nevada corporation, acquired the Partnership in exchange for the issuance of 232,000,000 shares of SeaBridge common stock, a majority of the common stock, to the former partners of the Partnership.

For financial accounting purposes, this acquisition (referred to as the “Merger”) was a reverse acquisition of SeaBridge by the Partnership under the purchase method of accounting, and was treated as a recapitalization with the Partnership as the acquirer. Accordingly, the financial statements of SeaBridge will give retroactive effect of the reverse acquisition completed on March 28, 2011, and represent the operations of UGH Partnerships.

In connection with and immediately following the Merger, SeaBridge changed its name to University General Health System, Inc. (“UGHS” or the “Company”) and divested of its wholly-owned subsidiary, SeaBridge Freight, Inc. a Delaware corporation. The divested subsidiary is in the business of providing container-on-barge, break-bulk and out-of-gauge freight transport service between Port Manatee of Tampa Bay, Florida and Port Brownsville, Texas. In consideration of the divestiture, the Company received and cancelled 135,000,000 outstanding shares of common stock of the Company from existing shareholders.

After completion of the Merger, approximately 232,000,000 common shares (91.7%) were held by the former unit holders of the Partnership and approximately 21,000,000 common shares (8.3%) were held by the former SeaBridge shareholders. The 232,000,000 shares issued to the former unit holders of the Partnership are subject to “lock-up leak out” resale restrictions that limit the number of such shares that can be resold to 1/24 of the shares per month (on a non-cumulative basis) held by the former unit holders over the 24 month period beginning six months following the closing date of the Merger.

New Wholly-owned Subsidiaries

On March 31, 2011, UGHS formed the following wholly-owned subsidiaries for the primarily purpose of ownership and operation of ambulatory surgery centers, surgical hospitals and related businesses in the United States: UGHS Ancillary Services, Inc (“UGHS Services”), UGHS Hospitals, Inc. (“UGHS Hospitals”), UGHS Management Services, Inc. (“UGHS Management”), and UGHS Real Estate, Inc. (“UGHS Real Estate”).

Mainland Surgery Center

On May 1, 2011, UGHS Services acquired 15% non-controlling interest of ASP of Dickinson, LLP (“ASP”) doing business as Mainland Surgery Center (“Mainland ASC”) for $115,000.  Mainland ASC is a free-standing ambulatory surgery center located in Dickinson, Texas, which is approximately 20 miles south of the hospital.  UGHS also entered into a Purchase Option Agreement with the owners of Mainland ASC entitling UGHS to acquire all or part of the remaining 85% ownership of Mainland ASC for an adjusted agreed value through April 22, 2014.

On May 1, 2011, UGHS Management entered into a service agreement with ASP to provide management services.  The service agreement has an initial term of 5 years beginning May 1, 2011, plus automatic renewal option to renew the term for an additional 5 year periods.  In consideration for such services, ASP will pay UGHS Management 4% of net monthly cash collections.

On May 1, 2011, Autimis entered into a service agreement with ASP to provide medical billing and related services. The professional service agreement has perpetual service term unless either Autimis or ASP give to the other party at least 120 days written notice of cancellation or 60 days written notice of cancellation upon the change in price of given services provided by Autimis.  In consideration for such services, ASP will pay Autimis 3% of cash collected for any healthcare related services. The Company believes the terms of the transaction between Autimis and ASP are fair, reasonable and reflects fair market value.